Exhibit 16.1

[Letterhead of PricewaterhouseCoopers LLP]

April 18, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Neutron Enterprises, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Neutron Enterprises, Inc. dated April 18, 2007.  We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

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